Exhibit 99.1

Contact:	Mike McAndrew Chief Financial Officer Black Box Corporation (724) 873-6788 email: investors@blackbox.com
FOR IMMEDIATE RELEASE
BLACK BOX ANNOUNCES STATUS OF INDEPENDENT REVIEW OF STOCK OPTION GRANT PRACTICES AND
RELEASE DATE FOR THIRD QUARTER FY07 FINANCIAL INFORMATION
PITTSBURGH, PENNSYLVANIA, February 1, 2007 — Black Box Corporation (NASDAQ: BBOX) reported today on the independent review of past stock option grant practices currently being undertaken under the direction of the Audit Committee of the Board of Directors of the Company, with the assistance of outside legal counsel.
As disclosed on November 16, 2006, the Company received an informal inquiry from the Securities and Exchange Commission (“SEC”) regarding the Company’s stock option practices during the period 1997 to the present and reported that it intended to cooperate fully with the SEC’s inquiry. In connection with its full cooperation with the SEC’s informal inquiry, the Company and such outside legal counsel have been reviewing all stock option grants previously issued by the Company.
The Audit Committee has been regularly apprised of the status of the ongoing investigation of the Company’s historical stock option grant practices and the related accounting for stock option grants. That investigation currently includes all stock option grants since 1992, including an examination of option grants that could affect the historical financial statements for all of the fiscal years and fiscal quarters contained in the Company’s most recent annual report on Form 10-K for the fiscal year ended March 31, 2006 and its Forms 10-Q for the fiscal year ending March 31, 2007. At this time, the Audit Committee has not completed its assessment, and its review of such practices is continuing.
Although the investigation is ongoing, the Company believes that it will need to record additional non-cash charges for stock-based compensation expense relating to certain stock option grants. The Company has not yet determined the aggregate amount of such expense or the periods in which such expense would be recorded. Accordingly, the Company has not yet determined whether it will need to restate its financial statements for the fiscal year ended March 31, 2006 and prior years. Further, the Company has not determined, in the event of any such restatement, which historical financial statements may need to be restated, the magnitude of any such restatement or the tax impact that may result. The Company currently expects, however, that any such restatement would not have a material impact on Fiscal 2007 earnings.
Consequently, the Company is expressing caution with respect to investors’ ability to rely on its historical financial statements until the Company can determine with certainty whether a restatement will be required and, if so, the extent of any such restatement and the periods affected. Under these circumstances, the Company believes that it may not be in a position to file its Quarterly Report on Form 10-Q for the quarter ended December 31, 2006 on a timely basis pending the completion of the investigation.
1000 Park Drive, Lawrence, PA 15055-1018 • (724) 746-5500 • FAX (724) 746-0746

The Company currently expects to release financial information regarding its third quarter Fiscal 2007 on Monday, February 12, 2007. The Company plans to issue a press release announcing such information after the close of the market. A conference call will follow at 5:00 p.m. Eastern Standard Time, hosted by Fred C. Young, Chief Executive Officer of Black Box Corporation.
Investors may access the teleconference call by dialing 612-332-1025 approximately 15 minutes prior to the starting time and asking to be connected to the Black Box Earnings Call. A replay of the conference call will be available for one week after the teleconference by dialing 320-365-3844 and using access code 862344.
Any forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “target,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. Although it is not possible to predict or identify all risk factors, they may include the timing of the completion and results of the independent review of the Company’s stock option grant practices by the Audit Committee. We can give no assurance that any goal, plan, date or target set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
About Black Box
Black Box is the world’s largest technical services company dedicated to designing, building and maintaining today’s complicated data and voice infrastructure systems. Black Box services 175,000 clients in 141 countries with 170 offices throughout the world. To learn more, visit the Black Box Web site at www.blackbox.com.
Black Box® and the Double Diamond logo are registered trademarks of BB Technologies, Inc.
1000 Park Drive, Lawrence, PA 15055-1018 • (724) 746-5500 • FAX (724) 746-0746